Exhibit 99.1

GTSI Responds to Notification by the Small Business Administration

HERNDON, VA., October 1, 2010 — GTSI Corp. (NASDAQ: GTSI), a systems integrator, solutions and services provider to the government, today provide the following statement:

An Open Letter to Our Employees, Customers, Partners and Investors

On October 1, 2010 at 4:14PM, GTSI received a notice from the Small Business Administration (SBA) indicating that it was suspending GTSI from any future contract awards from the federal government. The SBA sent out the Letter of Suspension notification late Friday afternoon by facsimile and the SBA took this action without prior discussion or notice to GTSI.

Until tonight, no government agency had made an allegation that GTSI had violated any law or regulations regarding this matter.

We appreciate your support during this time and look forward to providing you with a report on our activities as the situation warrants.  Please be assured that we will fight to restore our good name.

Scott Friedlander
President and Chief Executive Officer

About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services.  GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal.  TLM allows customers to implement solutions quickly and cost-effectively.  GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives.  GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com